This  slide  is  not  for  distribution  in  isolation  and  must  be  viewed in conjunction  with  the  accompanying  term sheet, product supplement, underlying supplement,  prospectus  supplement  and  prospectus, which further describe the terms, conditions and risks associated with the notes.

JPMorgan  Contingent  Buffered Equity Notes Linked to the EURO STOXX 50(R) Index
due July 20, 2016

The  notes are designed for investors who seek uncapped, unleveraged exposure to the  appreciation  of the EURO STOXX 50(R) Index. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the  Initial  Index Level by more than the Contingent Buffer Amount of 22.50% be willing  to lose some or all of their principal at maturity. If the Ending Index
Level  is  less  than  the  Initial  Index  Level by up to 22.50% investors will receive  a  full repayment of principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Index:                           EURO STOXX 50 (R) Index ("the Index")
Contingent Buffer Amount:        22.50%
Index Return:                    (Ending Index Level - Initial Index Level) /  Initial Index Level
Payment at Maturity:             If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return and calculated as follows:
                                 $1,000 + ($1,000 (multiply) Index Return)
                                 If  the  Ending Index Level is equal to or less than the Initial Index Level by up to the Contingent Buffer Amount, you
                                 will be entitled to receive the full repayment of your principal at maturity.
                                 If  the  Ending  Index  Level  is less than the Initial Index Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index
                                 Level,  and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                 $1,000 + ($1,000 (multiply) Index Return)
                                 If  the  Ending  Index  Level  is less than the Initial Index Level by more than the Contingent Buffer Amount, you will lose more than 22.50% of your principal amount and may lose all of your principal amount at maturity.
Initial Index Level:             Closing index level of the Index on the pricing date
Ending  Index  Level:            The arithmetic average of the Index closing levels on the Ending Averaging Dates
Ending Averaging Dates:          July 11, 2016, July 12, 2016, July 13, 2016, July 14, 2016, July 15, 2016
Maturity Date:                   July 20, 2016
Preliminary Termsheet            http://www. sec. gov/Archives/edgar/data/19617/000095010315000291/dp52584_fwp-112. htm

Please see the term sheet hyperlinked above for additional information about the notes,  including  JPMS's  estimated  value, which is the estimated value of the notes when the terms are set.

Risk Considerations

The  risks  identified  below  are  not  exhaustive.  Please  see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase and Co.
[] JP Morgan Chase and Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase and Co.'s obligations under the notes. Their interests may be adverse to your interests.
[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.
[]  JPMS's  estimated  value  will  be  lower than the issue price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be impacted by many economic and market factors.
[] Risks related to non- U.S. issuers of equity securities.
[]  The  value of the notes as published by JPMS may be higher than JPMS's then-
current estimated value of the notes for a limited time.
[] The benefit of the Contingent Buffer Amount may terminate on the Final Ending
Averaging Date.
[] No interest payments and no ownership or dividend rights in stocks comprising the Index.
[] No direct exposure to fluctuations in foreign exchange rates.
[]  Lack  of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a  secondary market, it may not provide enough liquidity to allow you to sell or trade the notes easily.

                       Hypothetical Payout of the Notes*
[GRAPHIC OMITTED]

The  graphs  above collectively demonstrate the hypothetical total return on the notes  at  maturity  for  a subset of Index Returns detailed in the table below.
Your investment may result in a loss of all of your principal at maturity.

Ending Index Level       Index Return    Total Return
5400.000                 80.00%          80.00%
4800.000                 60.00%          60.00%
4500.000                 50.00%          50.00%
4200.000                 40.00%          40.00%
3600.000                 20.00%          20.00%
3300.000                 10.00%          10.00%
3150.000                 5.00%           5.00%
3075.000                 2.50%           2.50%
3030.000                 1.00%           1.00%
3000.000                 0.00%           0.00%
2850.000                 -5.00%          0.00%
2700.000                 -10.00%         0.00%
2325.000                 -22.50%         0.00%
2324.700                 -22.51%         -22.51%
1500.000                 -50.00%         -50.00%
0.000                    -100.00%        -100.00%

The  table  above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a  percentage,  that  results  from comparing the payment at maturity per $1,000 principal amount note to $1,000.

Each hypothetical total return or payment at maturity set forth below assumes an
Initial  Index Level of 3000 and reflects the Contingent Buffer Amount of 22.50%
..  Each  hypothetical total return or payment at maturity set forth below is for illustrative  purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.

The  numbers appearing in the following table and examples have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus)  with  the  SEC  for  any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the other documents relating to this offering that JPMorgan Chase and Co. has filed  with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the
SEC  Web  site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any  dealer  participating  in  the  this  offering will arrange to send you the
prospectus,   the   prospectus  supplement  as  well  as  any  relevant  product supplement,  underlying  supplement  and term sheet if you so request by calling toll - free 866- 535- 9248.

IRS  Circular  230  Disclosure  : JPMorgan Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan  Chase  and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax- related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors.  This information is not intended to provide and should not be relied upon  as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Registration
Statement No: 333- 199966

Dated: January 13, 2015
Filed pursuant to Rule 433